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                                                                    EXHIBIT 99.2



THURSDAY MARCH 23, 7:30 AM EASTERN TIME                      [DATEK ONLINE LOGO]

COMPANY PRESS RELEASE

eVENTURES GROUP ANNOUNCES ACQUISITION OF INTERNET GLOBAL SERVICES, INC.

DALLAS--(BUSINESS WIRE)--MARCH 23, 2000-- eVentures Group, Inc.
(OTCBB:EVNT - news) today announced the completion of its previously announced acquisition of Internet Global Services, Inc. (iGlobal), a facilities-based IP networking, data center and bundled communications services marketing company.

The acquisition closed effective March 10, 2000. In the acquisition, eVentures issued approximately 2.6 million shares at an acquisition price of $26.46 for all of the outstanding stock of iGlobal.

Internet Global Services, founded in 1994, aggregates communications technologies that utilize and integrate voice, data and video. In 1998, the company created Telares, the country's largest revenue-sharing consortium of independent ISPs, providing a broad range of communication service to independent ISPs including DSL, long distance, virtual ISP services, video streaming, unified messaging, prepaid calling cards and other value-added services. Telares services are already available through ISPs in 68 major markets, with expansion to more than 100 markets by early 2001.

eVentures Group is an Internet communications holding company focused on operating and investing in next-generation Internet communications infrastructure companies and communications services providers. The Company invests in all aspects of Internet communications including telephony, Internet protocol networks, communications portals, Internet data storage, hosting and ASP companies.

This press release includes statements regarding eVentures' business strategy, plans and objectives which are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Although eVentures believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be. Numerous factors, including those set forth in our periodic and other filings with the Securities and Exchange Commission, could cause actual results to differ materially from eVentures' expectations.

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Contact:

    eVentures Group, Inc.
    Barrett Wissman, CEO, 214/720-1653